EXHIBIT A

AGREEMENT AND PLAN OF MERGER

by and among

FIRECOM, INC.
a New York corporation,

FCI MERGER CORP.
a Delaware corporation,

and

SYNERGX SYSTEMS INC.
a Delaware corporation

January 22, 2010

Table of Contents

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreement	6.02(a)
Affiliate	1.01
Agreement	Preamble
Appraisal Shares	3.01(d)
Benefit Plans	1.01
Business Day	1.01
Cancelled Shares	3.01(b)
Capitalization Date	4.03
Certificate	3.01(c)
Certificate of Merger	2.03
Change in Recommendation	6.02(f)
Closing	2.02
Closing Date	2.02
Code	3.02(h)
Company	Preamble
Company Board	4.04(b)
Company Board Recommendation	4.04(b)
Company Bylaws	4.01
Company Charter	4.01
Company Stock	Recitals
Company Information	4.10
Company SEC Documents	4.05(a)
Company Stock Option	3.03(b)
Company Stock Plan	3.03(b)
Company Stock-Based Awards	4.03
Company Termination Fee	7.05(b)(ii)
Contract	4.04(c)
Converted Shares	3.01(c)
DGCL	2.01
Effective Time	2.03
Exchange Act	4.04(c)
Exchange Fund	3.02(a)
Expenses	1.01
Filed Company SEC Documents	4.01
Financial Advisor	4.09
Financing Agreements	7.07(a)
GAAP	4.05(a)
Governmental Entity	4.04(c)
Interim Period	6.01(a)
Key Persons	6.01(a)(vii)
Knowledge	1.01
Law	1.01

Term	Section
Liens	4.02
Material Adverse Effect	1.01
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Notice Period	6.02(g)(i)
Order	4.04(c)
Outside Date	9.01(b)(i)
Parent	Preamble
Parent Information	5.06
Parent Material Adverse Effect	1.01
Paying Agent	3.02(a)
Person	1.01
Preferred Stock	4.03
Proxy Statement	4.04(c)
Representative	1.01
Schedule 13E-3	4.04(c)
SEC	4.04(c)
Section 262	3.01(d)
Securities Act	4.05(a)
Solicitation Period	6.02(b)
Solicited Party	6.02(b)
Solvent	5.09
SOX	4.05(a)
Special Committee	Recitals
Stockholder Approval	4.07
Stockholders	3.01
Stockholders’ Meeting	7.01(c)
Subsidiary	1.01
Superior Proposal	6.02(a)
Surviving Corporation	2.01
Takeover Proposal	6.02(a)
Tax	1.01
Taxing authority	1.01

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 22, 2010, among FIRECOM, INC., a New York corporation (“Parent”), FCI MERGER CORP., a Delaware corporation (“Merger Sub”), and SYNERGX SYSTEMS INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company and of Merger Sub, and a special committee of the board of directors of the Company (the “Special Committee”), each has approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Stock”), other than any Appraisal Shares or Cancelled Shares (as defined below), will be converted into the right to receive sixty ($0.60) cents in cash, per share, without interest (the “Merger Consideration”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                      Definitions.  For purposes of this Agreement:

(a)           “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise.

(b)           “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its Subsidiaries on behalf of current or former directors, officers, employees, or consultants or for which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

(c)           “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.

(d)           “Expenses” means with respect to any party hereto, all reasonable documented out-of-pocket expenses (including counsel, accountants, investment bankers, experts and consultants of the party, and filing and related fees) incurred by such party on its behalf in connection with or related to authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, inter alia, the organization of Merger Sub and the preparation of the Proxy Statement and Schedule 13E-3, as applicable.

(e)           “Knowledge” means, with respect to any matter in question, the actual knowledge of the Company’s Chief Executive Officer, as well as that knowledge that a reasonably prudent Chief Executive Officer of a public reporting company would have pertaining to such matter in the course of performing his duties in a reasonable and diligent manner.

(f)           “Law” means, any federal, state, local, provincial or foreign statutory or common law, and any ordinance, rule or regulation of a Governmental Entity.

(g)           “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other facts, circumstances, changes, occurrences or effects, (1) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), results of operations or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, or (2) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby, or actions by Parent or the Company required to be taken pursuant to this Agreement, (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iii) changes in applicable Laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its Subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its Subsidiaries conduct business (so long as the Company or its Subsidiaries are not disproportionately affected thereby), or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its Subsidiaries are not disproportionately affected thereby).

(h)           “Parent Material Adverse Effect” means any fact, circumstance, change, occurrence, or effect that, individually or in the aggregate, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(i)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or other entity.

(j)           “Public Stockholders”  means all of the Stockholders other than Parent.

(k)           “Representative” means any officer, employee, counsel, investment banker, accountant, consultant, debt financing source, or other authorized representative of any Person.

(l)           “Subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof).

(m)           “Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount.

(n)           “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Section 1.02                      Interpretation.  When a reference is made in this Agreement to an “Article,” or a “Section,” such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

Section 2.01                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time, as defined below. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL.

Section 2.02                      Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Carter Ledyard & Milburn LLP, 2 Wall Street, New York, New York 10005, at 10:00 am (local time), unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VIII shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 2.03                      Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger regarding the Merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04                      Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05                      Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time as a result of the Merger so as to read in its entirety as the form of amended and restated certificate of incorporation set forth in Exhibit A hereto and, as so amended and restated, shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law.

(b)           The by-laws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time (except the references to Merger Sub’s name shall be replaced by references to Synergx Systems Inc.) and, as so amended and restated, shall be the Surviving Corporation’s by-laws until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06                      Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07                      Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company or both, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company or both, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to, or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub and the Company, and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01                      Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company, or the holder of any shares of Company Stock (collectively, the “Stockholders”):

(a)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b)           Cancellation of Certain Stock.  Each share of Company Stock that is (i) owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or (ii) held in the treasury of the Company (together, the “Cancelled Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c)           Conversion of Company Stock.  Subject to Section 3.01(d), each share of Company Stock issued and outstanding immediately prior to the Effective Time other than the Cancelled Shares or Appraisal Shares, shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”). As of the Effective Time, subject to Section 3.01(d), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or uncertificated shares representing Company Stock which immediately prior to the Effective Time represented any such Converted Shares (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate and other required documentation in accordance with Section 3.02 (c). The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

(d)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not become Converted Shares as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to be Converted Shares under Section 3.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e)           Certain Adjustments.  Notwithstanding anything herein to the contrary, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, however that nothing in this Section 3.01(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.02                      Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank, trust company or transfer agent that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(c). All cash deposited with the Paying Agent pursuant to this Section 3.02(a) shall hereinafter be referred to as the “Exchange Fund.”

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which shall be in customary form and have such other provisions as Parent may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 3.01(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 3.02(b) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate. No payment of Merger Consideration shall be paid to any holder of a Certificate with respect to the Converted Shares represented by such Certificate until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article III. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to which such holder is entitled to receive in respect of such Certificate pursuant to this Article III. Following the surrender of any Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Company Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article III. No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article III.

(c)           No Further Ownership Rights in Company Stock.  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Stock. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article III.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall, upon the demand of Parent, be delivered to the Surviving Corporation.  Any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article III.

(e)           No Liability.  None of Parent, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent prior to the Effective Time and by the Surviving Corporation after the Effective Time. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit or cause to be deposited into the Exchange Fund an amount in cash which is equal to such deficiency in order to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent prior to the Effective Time and to the Surviving Corporation after the Effective Time.

(g)           Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article III.

(h)           Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

Section 3.03                      Stock Options.

(a)           Prior to the Effective Time, the Company shall take such action as is necessary to cause each unvested Company Stock Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable. Prior to the Closing Date, the Company shall (i) cancel, immediately prior to the Effective Time, each then-outstanding Company Stock Option (provided that, if required under the Company Stock Plan and/or any Company Stock Option, the Company shall obtain from the holder of such Company Stock Option any consent, in writing, required to effect such cancellation) in exchange for an amount in cash (less any applicable withholding required by Law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Stock underlying such Company Stock Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, and (ii) make any amendments to the Company Stock Plans that may be necessary or desirable to implement the foregoing.  Notwithstanding the foregoing, the Company shall cause each holder of Company Stock Options listed on Schedule 3.03(a) to agree that his unexercised Company Stock Options shall be cancelled immediately prior to the Effective Time.

(b)           For purposes of this Agreement, “Company Stock Option” means any option or right to purchase Company Stock granted under one or more of the Company Stock Plans. “Company Stock Plans” mean the Company 1997 Stock Option Plan and the 2004 Stock Option Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in, and clearly apparent from, the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature), and provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Sections 4.03 or 4.04, or (ii) to the extent that the Chief Executive Officer of the Company has Knowledge otherwise, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01                      Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be. The Company and each of its Subsidiaries has all requisite corporate or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not have a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s certificate of incorporation (as amended, the “Company Charter”) and bylaws (as amended, the “Company Bylaws”), as amended to, and in effect on, the date of this Agreement.

Section 4.02                      Subsidiaries.  All of the issued and outstanding capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are directly or indirectly owned by the Company, free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as set forth in the Filed Company SEC Documents and except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.

Section 4.03                      Capital Structure.  The authorized capital stock of the Company consists of 2,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), and 10,000,000 shares of Company Stock.  At the close of business on December 31, 2009 (the “Capitalization Date”), (i) 5,210,950 shares of Company were issued and outstanding, (ii) 52,000 shares of Company Stock were subject to outstanding Company Stock Options with a weighted average exercise price of $2.43 per share, and (iii) no shares of Preferred Stock were issued or outstanding. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance (other than with respect to such shares reserved for issuance upon the exercise of Company Stock Options) or outstanding. There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Stock (collectively, “Company Stock-Based Awards”). The Company has provided or made available to Parent a true and complete list, as of the date of this Agreement, of each outstanding Company Stock Option and the exercise price thereof. The Company Stock is not listed on any national securities exchange.  All Company Stock Options were issued under the Company Stock Plans and Schedule 3.03(a) is a true and correct list of the outstanding Company Stock Options as of the Capitalization Date.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 4.03 and except for issuances of shares of Company Stock pursuant to the exercise of Company Stock Options, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (4) any Company Stock-Based Awards, and (B) there are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

Section 4.04                      Authority.

(a)           Power and Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Stockholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 4.04(a), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any filing under the pre-notification rules under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.

(b)           Board Resolutions.  Upon the recommendation of the Special Committee, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (i) approving and declaring this Agreement, the Merger and the other transactions contemplated by this Agreement, advisable and fair to and in the best interest of the Company and the Public Stockholders, and (ii) recommending that the Stockholders adopt this Agreement and approve the Merger and any other transaction contemplated by this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”). The members of the Company Board who are not Affiliates of the Parent or the Merger Sub unanimously approved the Merger.

Section 4.05                      Company SEC Documents.

(a)           SEC Filings.  The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since October 1, 2006 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents.

(b)           Financial Statements.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of September 30, 2009 included in the Filed Company SEC Documents (including the notes thereto), (ii) liabilities or obligations incurred after September 30, 2009 in the ordinary course of business, or (iii) liabilities or obligations which would not have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.06                      Operational Matters.  Since October 1, 2008, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business.  Except as otherwise expressly set forth in the Company SEC Documents, since October 1, 2008, there has not been any event, fact, violation, circumstance or other matter that has or have had, or would be reasonably expected to, either individually or in the aggregate, a Material Adverse Effect.  Each of the Company and the Subsidiaries is in compliance in all material respects with, and has not received notice of any violation of, any applicable Law or Order of any Governmental Entity, whereby the effect of any such violation would be reasonably expected to, either individually or in the aggregate, cause a Material Adverse Effect.

Section 4.07                      Voting Requirements.  Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Article V, the only vote of Stockholders required to approve this Agreement and the Merger is the affirmative vote of holders of at least a majority of the outstanding shares of Company Stock at the Stockholders’ Meeting or any adjournment or postponement thereof (the “Stockholder Approval”).

Section 4.08                      Brokers and Other Advisors.  Except for Landenburg Thalmann & Co., Inc. (the “Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement with the Financial Advisor under which any fees or expenses are payable and all indemnification and contribution related to its engagement are set forth therein.

Section 4.09                      Opinion of Financial Advisors.  On January 22, 2010, the Special Committee received the opinion of the Financial Advisor to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

Section 4.10                      Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Schedule 13E-3 or the Proxy Statement other than with respect to the Company Information as forth in this Section 4.11. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.01                      Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is validly existing under the laws of the States of New York and Delaware, respectively. Each of Parent and Merger Sub has made available to the Company true, complete and accurate copies of its respective certificate of incorporation and bylaws. Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its respective properties and to carry on its respective business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its respective business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not have a Parent Material Adverse Effect.

Section 5.02                      Authority; Noncontravention

(a)           Power and Authority.  Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub (other than approval by Parent as the sole stockholder of Merger Sub, such approval to occur immediately after the execution of this Agreement) are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.

(b)           No Conflict.  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the certificate of incorporation and bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets are subject (including any credit facilities or agreements and any other indebtedness arrangements), or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (x) the filing (1) an amendment to the Schedule 13D of Parent and (2) the Schedule 13E-3 with the SEC, (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other states in which Parent and Merger Sub are qualified to do business, and (z) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.03                      Capital Structure; Operations.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned by Parent.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 5.04                      Financing.  Parent has sufficient capital resources to pay the Merger Consideration and the payments, if any, in connection with the Appraisal Shares.

Section 5.05                      Brokers.  No broker, investment banker or financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.06                      Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by Parent or Merger Sub with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Parent Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Parent Information as set forth in this Section 4.02(f).

Section 5.07                      Absence of Arrangements with Management.  Except for this Agreement, as of the date of this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or any of its Affiliates (other than the Company), on one hand, and or any member of the Company’s management or Board or any Stockholder (other than Parent), relating to the transactions contemplated by this Agreement.

Section 5.08                      Access to Information and Investigation by Parent. Parent and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Parent with respect to (i) any projections, estimates or budgets for the Company or its Subsidiaries or (ii) any material, documents or information relating to the Company or its Subsidiaries made available to Parent, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

Section 5.09                      Solvency.  Assuming the satisfaction of the conditions to the obligation of Parent to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Article IV hereof, then immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 5.09, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Parent following such date, and (iii) the Surviving Corporation and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 6.01                      Conduct of Business by the Company.

(a)           During Interim Period.  During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with the provisions of Section 8.01 or the Effective Time (the “Interim Period”), except as contemplated by this Agreement or as consented to in writing in advance by Parent, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, to keep available the services of its current officers, key employees and consultants and to preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the Interim Period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:

(i)           (A)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect Subsidiary wholly-owned by the Company to the Company or another directly or indirectly wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Stock upon the exercise of Company Stock Options or as required pursuant to Contracts as in effect on the date of this Agreement in accordance with their respective terms on the date of this Agreement);

(iii)           amend or waive any provision in the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or, in the case of the Company, enter into any agreement with any of its Stockholders in their capacity as such;

(iv)           directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person, or (B) any material asset or assets, except for capital expenditures;

(v)           (A) other than in accordance with Section 7.07 herein, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi)           except as required by Law, any judgment or in accordance with Section 7.07 herein, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness;

(vii)           except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law, or (y) to comply with any Benefit Plan or Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its Subsidiaries as applied to directors and executive officers of the Company (“Key Persons”) or (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Persons.

(viii)           adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned Subsidiaries of the Company); or

(ix)           authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)           Advice of Changes; Filings.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 8.02(a) or 8.02 (b) or Section 8.03(a) or 8.03(b), and (ii) the Company or Parent or Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c)           Confidential Portions of Governmental Entity Filings.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

(d)           Actions Taken at Direction of CEO.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any agreement, covenant or obligation hereunder including, without limitation, those set forth in Articles VI and VII hereof, if the alleged breach is the proximate result of action taken by the Company at the direction or with the active participation of its Chief Executive Officer without the approval or direction of the Company Board (including the affirmative vote or written consent of at least one (1) director who is a member of the Special Committee), or an authorized committee thereof.

Section 6.02                      Limits on Solicitation.

(a)           Certain Definitions.  The following terms in this Section 6.02 have the meanings ascribed thereto:

“Acceptable Confidentiality Agreement” means a confidentiality agreement approved by the Special Committee, provided that such confidentiality agreement shall not prohibit compliance with Section 6.02(e)(i).

“Superior Proposal” means any written Takeover Proposal that, if consummated, would result in such Person or group of Persons (or their equityholders) owning, directly or indirectly, more than 50% of the shares of Company Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent company of the surviving entity in a merger) or a majority of the assets of the Company and its Subsidiaries (taken as a whole), which the Special Committee determines in good faith (after consultation with its outside counsel and financial advisor) would, if consummated, be more favorable to the Stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such Takeover Proposal and this Agreement, including, but not limited to, (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such Takeover Proposal), regulatory and other aspects of such Takeover Proposal, and (z) any changes to the financial and other terms of this Agreement proposed by Parent in response to such Takeover Proposal or otherwise).

“Takeover Proposal” means any bona fide, written and solicited or unsolicited inquiry, proposal or offer (including, without limitation, a letter of intent) from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and its Subsidiaries (taken as a whole), or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group of Persons or the shareholders of any Person or group of Persons would own 25% or more of any class of equity securities of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(b)           Permitted Solicitation.  During the period from the date of this Agreement through February 8, 2010 (the “Solicitation Period”), the Company and its officers, directors (including members of the Special Committee) and other Representatives, and the Financial Advisor, may, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a Takeover Proposal or (ii) (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to any Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into  any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal, (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement or (E) publicly propose or agree to do any of the foregoing; provided that any public notice of solicitation shall be subject to the prior written consent of Parent which shall not unreasonably be withheld or delayed, except that no such consent shall be required if such public notice is necessary for the Company to comply with applicable Law.    For the avoidance of doubt, telephonic contact by the Company or its officers, directors (including members of the Special Committee) and other Representatives, or the Financial Advisor, of Persons listed on a target list compiled by any of the foregoing shall not be deemed to be a public notice.  Any Person which (i) during the Solicitation Period is solicited by or on behalf of the Company (including by any member of the Special Committee, any director, officer or other Representative of the Company, or the Financial Advisor), or during the Solicitation Period  without such solicitation submits an inquiry, expression of interest, proposal or offer regarding an interest or potential interest in making a Takeover Proposal to the Company (including any member of the Special Committee, any director, officer or other Representative of the Company, or the Financial Advisor) , and which Person is believed in good faith by the Special Committee to have the financial capability to effect a Takeover Proposal, and (ii) executes and delivers to the Company an Acceptable Confidentiality Agreement during the Solicitation Period or within five (5) Business Days following the expiration of the Solicitation Period shall be deemed a "Solicited Party.”  The Company shall promptly advise Parent as to the identity of each Solicited Party and the nature of the discussions.  The Company agrees that it (x) will not, and will not allow its officers, directors or Representatives to, disclose any non-public information concerning the Company and its Subsidiaries to any Person or its Representatives contacted pursuant to this Subsection without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided to such Person which was not previously provided or made available to the Parent.  Upon the termination of the Solicitation Period, all discussions (whether written, electronic or oral) regarding Takeover Proposals with all Persons other than Solicited Parties, and any future contacts with such Persons other than Solicited Parties regarding a Takeover Proposal or similar transaction shall be subject to compliance with Sections 6.02(c) and 6.02(d).  Not later than six (6) Business Days after the expiration of the Solicitation Period, the Company shall furnish to the Parent a list of the Solicited Parties and the status of discussions at such time with respect to any Takeover Proposal.

(c)           No Solicitation.  Notwithstanding anything in this Agreement to the contrary, during the period from the termination of the Solicitation Period to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.01, the Company will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, directly or indirectly, (i) initiate or solicit the submission of any inquiries, that constitute, or may reasonably be expected to lead to, a Takeover Proposal or (ii) except with respect to a Solicited Party, (A) encourage (including by way of providing information) the submission of any proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a Takeover Proposal, (B) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to any Takeover Proposal, (C) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (D) execute or enter into  any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal, (E) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement or (F) publicly propose or agree to do any of the foregoing.

(d)           Receipt of Takeover Proposal.  If after the date of this Agreement and prior to obtaining Stockholder Approval (i) the Company receives a Takeover Proposal from a Solicited Party or from  a Person, subject to the Company’s compliance with Section 6.02(c) with respect to such Person, that the Special Committee believes in good faith to be bona fide following notification of the receipt thereof to the Company Board, (ii) the Special Committee determines in good faith, after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its counsel, the Special Committee determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Stockholders under applicable Law, then the Company (acting under the direction of the Special Committee) may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person or group of Persons making the Takeover Proposal regarding such Takeover Proposal, and (B) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information concerning the Company or any of its Subsidiaries to such Person or group of Persons without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person or group of Persons which was not previously provided or made available to Parent.

(e)           Notification.  From and after the date of this Agreement, the Company will keep Parent informed on a current basis of the general status and nature of material discussions related to a Takeover Proposal, the terms of any Takeover Proposal and of any material amendments thereto, in each case, in any event no later than forty-eight (48) hours after the occurrence thereof.  Without limiting the foregoing, the Company shall promptly (within one (1) Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons in accordance with the terms of this Agreement in connection with any Takeover Proposal.

(f)           Change in Recommendation.  Subject to compliance with its obligations under Rules 14d-9 or 14e-2 under the Exchange Act, as applicable, neither the Special Committee nor the Company Board may (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal, or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Parent or withdraw (or publicly propose to withdraw) the Company Board Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that the Special Committee or the Company Board may, at any time prior to obtaining the Stockholder Approval, make a Change in Recommendation if (i) the Special Committee determines, in good faith (after consultation with its legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) in response to a Superior Proposal under the circumstances contemplated in this Section 6.02.

(g)           Superior Proposal.  Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Stockholder Approval, the Company receives a Takeover Proposal which the Special Committee concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which are offered by Parent pursuant to clause (ii) below, the Company Board may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 9.01(e)) in order to enter into a definitive agreement with respect to such Superior Proposal, if the Special Committee determines in good faith, after consultation with its counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Stockholders under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 7.05(b); provided, further, that the Company Board may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i)           the Company shall have provided prior written notice to Parent, at least three (3) calendar days in advance (the “Notice Period”) of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person or group of Persons making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents; and

(ii)           prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of Section 6.02(e) with respect to such new written notice.

(h)           Modify Recommendation.  Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Company Board’s recommendation to the extent that the Special Committee determines in good faith (after consultation with its legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders. The Company shall give Parent written notice of any such action taken by the Company Board not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                      Preparation of the Proxy Statement and Schedule 13E-3- Stockholders’ Meeting.

(a)           Proxy Statement.  As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall cause the Proxy Statement to be mailed to the Stockholders as promptly as practicable after clearance by the SEC. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b)           Schedule 13E-3.  Concurrently with the filing of the Proxy Statement with the SEC, Parent and its Affiliates shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Parent and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c)           Stockholders’ Meeting.  The Company shall use its reasonable best efforts, as soon as practicable following the date of this Agreement and the receipt of clearance of the Proxy Statement from the SEC, to establish a record date for, duly call, give notice of, convene and hold a meeting of the Stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval; provided that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable Law. Subject to Section 6.02, the Company Board shall recommend to the Stockholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement. A Change in Recommendation permitted by Section 6.02 will not constitute a breach by the Company of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 7.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal). In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 9.01, this Agreement shall be submitted to the Stockholders at the Stockholders’ Meeting for the purpose of adopting this Agreement.  The Company may, at the discretion of the Company Board or the Special Committee, engage one or more proxy solicitors in connection with the solicitation of proxies or votes from the Stockholders to be cast at the Stockholders’ Meeting.

Section 7.02                      Access to Information; Confidentiality.

(a)           Parent Access.  During the Interim Period, to the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its Subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of Law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties.

(b)           Hold Confidential.  Except for disclosures expressly permitted by the terms of this Agreement, Parent shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Parent from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity (including, inter alia, in any Schedule 13D or 13E-3 filing that Parent is required to make), and (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Parent or any Affiliate or Representative of Parent.

Section 7.03                      Reasonable Best Efforts.

(a)           Actions.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VIII are satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities); and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. Subject to first having used all reasonable best efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, the Company and Parent shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b)           Filings.  The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 7.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (ii) cause a condition set forth in Article VIII to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c)           Advise of Changes.  Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d)           Limitations or Actions.  Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Parent, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, Merger Sub, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a Material Adverse Effect on the combined business, financial condition or results of operations of Parent, Merger Sub and the Company and its Subsidiaries taken as a whole. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the reasonable request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs. Furthermore, without the prior written consent of the Parent (determined in its sole discretion), in no event shall the Company or Parent or any of their respective Subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 7.03(e); or (ii) agree to the imposition of limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(e)           Action as to Laws.  The Company and the Company Board shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 7.04                      Indemnification Exculpation and Insurance.

(a)           Assumption.  Parent acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification, defense and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries to the same extent as provided in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational documents or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its Subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time and that all rights to indemnification, defense or exculpation in respect of any action pending or asserted or any claim made within such period shall continue until the full, final and non-appealable disposition of such action or resolution of such claim.

(b)           Effect on Successor.  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 7.04.

(c)           Insurance.  For six (6) years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its Subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of AX or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall obtain at or prior to the Effective Time from such carriers a so-called “tail” policy providing such coverage and being effective for the full six (6) year period referred to above.

(d)           Benefit.  The provisions of this Section 7.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights that any such Person may have by Contract or otherwise, including, without limitation, rights to indemnification or contribution. It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 7.04.

Section 7.05                      Fees and Expenses.

(a)           By Parties.  Except as otherwise provided in this Section 7.05, all Expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.  The Company shall pay any and all Expenses reasonably incurred and duly documented by the Special Committee or such other members of the Company Board in connection with the Merger, including but not limited to the reasonable fees and expenses of the Financial Advisor and counsel to the Special Committee.

(b)           Company Termination Fee.  In the event that:

(i)           Subject to Section 7.05(b)(ii), this Agreement is terminated by the Company pursuant to Section 9.01(e) (other than with respect to a Superior Proposal by a Solicited Party) or by Parent pursuant to Section 9.01(f) (except if the action in Section 9.01(f) is taken, or the failure to act in accordance with Section 9.01(f) occurs, with respect to a Superior Proposal by a Solicited Party); or

(ii)           (A) a Takeover Proposal (other than by a Solicited Party) shall have been made to the stockholders of the Company generally or a Takeover Proposal (other than by a Solicited Party) shall have otherwise become publicly known, disclosed or proposed or any Person (other than a Solicited Party) shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(i) or Section 9.01(b) (ii) or by Parent pursuant to Section 9.01(c), and (C) within twelve (12) months after such termination, the Company enters into, or submits to the stockholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal (other than by a Solicited Party), or consummates the transactions contemplated by any Takeover Proposal (other than by a Solicited Party) (provided that, for purposes of this Section 7.05(b)(ii), all references to 25% in the definition of Takeover Proposal shall be deemed to be 50%) with a Person other than a Solicited Party or an Affiliate of a Solicited Party, which, in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement;

then (in the case of the occurrence of either or both of matters described in Sections 7.05(b)(i) and 7.05(b)(ii)) the Company shall pay Parent a one-time Company Termination Fee (exclusive of  any Expenses that may previously have been paid or are payable by the Company to Parent in the circumstances as provided in Section 7.05(c) below) by transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 7.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 7.05(b)(ii) above, the date of the consummation of such Takeover Proposal. For purposes of this Agreement, “Company Termination Fee” means an amount equal to $200,000. The Parent’s right to receive, and the Company’s obligation to pay, the Company Termination Fee pursuant to this Section 7.05(b) upon the termination of this Agreement by Parent pursuant to Section 9.01(f) shall be in addition to, and not in lieu of, Parent’s and Merger Sub’s rights under Sections 7.05(c) and 10.08 hereof

(c)           Parent Expense.  In the event that this Agreement is terminated (A) by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 9.01(b)(ii) provided the Parent affirmatively voted its Company Common Stock at the Stockholder Meeting to approve this Agreement and Merger, or pursuant to a different section of Section 9.01 at a time when this Agreement was terminable pursuant to Section 9.01(b)(ii) and the Parent affirmatively voted its Company Common Stock at the Stockholder Meeting to approve this Agreement and Merger, or (B) by Parent pursuant to Section 9.01(b)(i) or Section 9.01(c) or pursuant to a different section of Section 9.01 at a time when this Agreement was terminable by Parent pursuant to Section 9.01(b)(i) or Section 9.01(c) (provided in the case of a termination pursuant to Section 9.01(b)(i) that a Stockholders’ Meeting at which the approval of this Agreement is voted upon by the Stockholders shall not have been duly convened prior to the Outside Date), then in the case of any such termination of this Agreement, in addition to any Termination Fee payable hereunder, the Company shall pay to Parent an amount equal to the sum of Parent’s or Merger Sub’s Expenses (not to exceed $100,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two (2) Business Days following delivery to the Company of notice of demand for such payment, accompanied by invoices or other documentation reasonably satisfactory to the Company evidencing the Expenses claimed.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be obligated under this Section 7.05(c) to pay any Expenses of Parent in the event that this Agreement is terminated by Parent or the Merger Sub pursuant to Section 9.01(c) if such termination is based upon either (1) the breach of any representation or warranty of the Company set forth in Article IV hereof, or (2) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of action taken, or inaction, by the Company at the direction or with the active participation of the Chief Executive Officer of the Company without the approval or direction of the Company Board (including the affirmative vote or written consent of at least one (1) director who is a member of the Special Committee), or an authorized committee thereof.

(d)           Company Expense.  In the event the Agreement is terminated by the Company pursuant to Section 9.01(d) or pursuant to a different section of Section 9.01 at a time when this Agreement was terminable by the Company pursuant to Section 9.01(d), then in the case of any such termination of this Agreement, Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses (not to exceed $250,000 in the aggregate) for which the Company has not theretofore been reimbursed by Parent in cash by wire transfer in immediately available funds, such payment to be made following such termination within two (2) Business Days following delivery to Parent of notice of demand for such payment accompanied by invoices or other documentation reasonably satisfactory to Parent evidencing the Expenses claimed.

(e)           Nature of Arrangement.  The Company and Parent acknowledge and agree that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement.  Accordingly, if the Company or Parent fails to pay when due the amount payable by it pursuant to this Section 7.05, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the other party for the amounts set forth in this Section 7.05, the Company or Parent, as applicable, shall pay to the other party such party’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 7.05, from the date such payment was required to be made until the date of receipt by the party to which payment is to made of immediately available funds in such amount at the prime rate, published in the Wall Street Journal, in effect on the date such payment was required to be made by the Company or Parent, as applicable, to the other.

(f)           Acknowledgment.  Each of the parties hereto acknowledges that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement and that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Section 7.06                      Public Announcements.  Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 6.02 of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties provided that in any event it complies with applicable Law.

Section 7.07                        Bank Arrangement.  The Company shall have obtained and thereafter maintain a forbearance agreement from TD Bank, N.A. (the “Bank”) as to the enforcement of the Bank’s rights under the credit facility it had extended to the Company.  Such forbearance agreement shall be on terms set forth in that certain Forbearance Agreement dated January 11, 2010 among the Bank, the Company, Casey Systems, Inc., Casey Fire Systems Inc. and Casey Systems Technologies, Inc., or on terms that are otherwise reasonably satisfactory to Parent.  Parent agrees that, at the request of the Bank, Parent shall furnish a guaranty of the Company’s credit facility.  Such guaranty shall be on terms mutually agreeable to the Bank and Parent, including becoming effective as of the Closing Date.   From the date of this Agreement until the Closing Date, the Bank shall not have demanded immediate payment of the obligations of the Company and its Subsidiaries nor shall it have commenced collection action against the Company or the Subsidiaries on amounts due to the Bank.

Section 7.08                      Limitation on Damages.  Neither Parent nor the Merger Sub shall be entitled to any monetary damages or equitable relief or other remedy arising from either (a) a breach of any representation or warranty of the Company set forth in Article IV hereof, except for the right of Parent to terminate the Agreement as set forth in Section 9.01(c) hereof, or (b) the breach or failure to perform a covenant or agreement and such breach or failure is the proximate result of the actions taken, or inaction, by the Company at the direction or with the active participation of the Chief Executive Officer of the Company without the approval or direction of the Company Board (including the affirmative vote or consent of at least one (1) director who is a member of the Special Committee), or an authorized committee thereof.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01                      Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver (except as provided otherwise in this Section 8.01) by both Parent and the Company on or prior to the Closing Date of the following conditions:

(a)           Stockholder Approval.  The Company shall have obtained the Stockholder Approval.  This condition is not waivable by either party.

(b)           No Injunctions or Restraints.  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 8.02                      Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(c)           Appraisal Rights.  The aggregate number of shares of Company Stock at the Effective Time, the holders of which have properly exercised appraisal rights under Section 262 of the DGCL, shall not equal ten (10%) percent or more of the shares of Company Stock outstanding as of the record date for the Stockholders’ Meeting.

(d)           Consents.  There shall not be any consents or approvals of any third parties required in connection with or as a result of the execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and each of the other transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets are subject or any Law or Order applicable to the Company or any of its Subsidiaries or their respective properties or other assets, except (i) any such consent or approval as has been obtained and such consents are in full force and effect and, (ii) any such consents or approvals which would not have a Material Adverse Effect.

(e)           Fairness Opinion.  The Financial Advisor shall not have withdrawn, amended or modified its opinion dated January 22, 2010 to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders

(f)           Director Resignations.  The Company shall have received the written resignation of each director of the Company.

Section 8.03                      Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub, respectively, to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by its respective Chief Executive Officer to such effect dated as of the Closing Date.

(c)           Insurance Tail Policy.  The Company shall have received confirmation from its insurance agent or carrier that the directors and officers “insurance tail” policy referred to in Section 7.04(c) has been obtained and paid for.

Section 8.04                      Frustration of Closing Conditions.

Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 8,01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.03.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01                      Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)           if the Merger shall not have been consummated on or before April 30, 2010 (the “Outside Date”); provided, however that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii)           if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(iii)           if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 7.03 to prevent, oppose and remove such injunction;

(c)           by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.02, and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from Parent, or (B) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if it or Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 8.03 not to be satisfied;

(d)           by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.03, and (ii) is uncured or incapable of being cured by Parent or Merger Sub prior to the earlier to occur of (A) ten (10) calendar days following receipt of written notice of such breach or failure to perform from the Company, or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 8.02 not to be satisfied;

(e)           prior to obtaining the Stockholder Approval, by the Company, in accordance with and subject to the terms and conditions of, Section 6.02(g); or

(f)           by Parent, in the event that (i) the Special Committee or the Company Board shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation), or (ii) the Company has failed to comply in any material respect with Section 6.02 (including the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 6.02), or (iii) the Company shall have failed to comply with Section 7.01(c) to include the Company Board Recommendation in the Proxy Statement.

Section 9.02                      Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their directors, officers or stockholders, under this Agreement, other than the provisions of Section 7.02(b), Section 7.05, this Section 9.02 and Article X, which provisions shall survive such termination.

Section 9.03                      Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after the Stockholder Approval shall have been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.04                      Extension; Waiver.  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) subject to the proviso to the first sentence of Section 9.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein, except those agreements or conditions, which by their terms are not waivable. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.05                      Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.03 shall, in order to be effective, require, in the case of Parent or Merger Sub,  action by its respective board of directors, and in the case of the Company, action by the Special Committee or the Company Board.

ARTICLE X

GENERAL PROVISIONS

Section 10.01                    Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02                    Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Firecom, Inc.
39-27 59th Street
Woodside, New York  11377
Attention: Jeffrey Cohen, Vice President, Finance
Facsimile: (718) 899-1932

with a copy (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
Attention: Bruce A. Rich, Esq.
Facsimile: (212) 732-3232

If to the Company, to:

Synergx Systems Inc.
209 Lafayette Drive
Syosset, New York 11791
Attention: John A. Poserina, Chief Financial Officer
Facsimile: (516) 433-1131

with a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention:   Peter Dichiara, Esq.
Facsimile (212) 930-9725

with additional copy (which shall not constitute notice) to:

Certilman Balin Adler & Hyman LLP
90 Merrick Avenue
East Meadow, New York 11788
Attention: Gavin C. Grusd, Esq.
Facsimile (516) 296-7111

Section 10.03                    Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 10.04                    Counterparts.  This Agreement may be executed in counterparts (including by facsimile or e-mail), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 10.05                    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Except for (i) following the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration in accordance with Section 3.01(c), and (ii) the provisions of Section 7.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person (including, inter alia, the Public Stockholders in their capacity as such) other than the parties hereto any legal or equitable rights or remedies.

Section 10.06                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 10.07                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Parent may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.08                    Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the County of New York, State of New York.  Each of the parties hereto (i) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the County of New York, State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the County of New York, State of New York. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 10.09                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 10.10                    No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 10.11                    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

FIRECOM, INC.

By:	/s/ Jeffrey Cohen
Name:	Jeffrey Cohen
Title:	Vice President, Finance

FCI MERGER CORP.

By:	/s/ Jeffrey Cohen
Name:	Jeffrey Cohen
Title:	Vice President

SYNERGX SYSTEMS INC.

By:	/s/ John A. Poserina
Name:	John A. Poserina
Title:	Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger Agreement]